Exhibit (e)(10)

Making next-generation networks a reality.

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of November 8, 2012, by and between Vitesse Semiconductor Corporation, a Delaware corporation (“Vitesse”) and Martin Nuss (“Executive”). Except where otherwise defined herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Employment Agreement (as such term is defined in Recital A below). This Amendment is made with reference to the following Recitals:

RECITALS

A.	Vitesse and Executive are parties to that certain Employment Agreement, dated as of November 30, 2011 (the “Employment Agreement”), pursuant to which Vitesse employs Executive as Vice President of Technology & Strategy.

B.	The parties hereto desire to amend the Employment Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Employment Agreement as follows:

AGREEMENT

1.	Amendments

Section 6(b)(iii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive’s right to receive any of the benefits under Section 2(b) or under this Section 6 shall be conditioned upon Executive’s execution and delivery to Vitesse of Vitesse’s then standard form of waiver and release of claims within thirty (30) days of termination of Executive’s employment, all of which shall be payable in a lump sum within seven (7) business days following the day on which the waiver and release becomes irrevocable; provided, however, that if the seven-day period described above occurs in each of two taxable years, payment shall be made in the later such year.”

2.	Miscellaneous

Except as expressly modified hereby, all other terms and provisions of the Employment Agreement shall remain in full force and effect and are incorporated herein by this reference; provided, however, to the extent of any inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Employment Agreement to “Employment Agreement”, “hereunder”, “hereof, or words of like import referring to the Employment Agreement shall mean and be a reference to the Employment Agreement as and to the extent it is amended by this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original

741 Calle Plano, Camarillo, CA 93012 USA

Amendment, but all of which, taken together, shall constitute one and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AS CALIFORNIA LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

“EXECUTIVE”

/s/ Martin Nuss

Martin Nuss

VITESSE SEMICONDUCTOR CORPORATION, a Delaware Corporation

/s/ Christopher Gardner

Christopher Gardner
Chief Executive Officer

2